Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Pricing Supplement

Pricing Supplement dated March 30, 2026 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023 and the Product Supplement No. 1B dated July 22, 2025

$810,000 Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate, Due April 1, 2036 Royal Bank of Canada

Royal Bank of Canada is offering the Redeemable Fixed to Floating Range Accrual Notes Based on the 10-year CMT rate (the “Notes”) described below.

•	The Notes will accrue interest, payable quarterly, at a rate equal to:

o	from and including the Issue Date to but excluding April 1, 2027 (the “Fixed Rate Period”): 9.25% per annum; and

o	from and including April 1, 2027 to but excluding the Maturity Date (the “Floating Rate Period”): 9.25% per annum, but only on each calendar day for which the Reference Rate is (a) greater than or equal to the Lower Barrier of 0.00% per annum and (b) less than or equal to the Upper Barrier of 5.00% per annum. You may not receive any interest payments during the Floating Rate Period.

•	We may redeem the Notes in whole, but not in part, as described under “Key Terms” below.

•	The Reference Rate is the 10-year CMT rate.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78014RR51

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$810,000
Underwriting discounts and commissions(1)	2.71%	$21,951
Proceeds to Royal Bank of Canada	97.29%	$788,049

(1) RBC Capital Markets, LLC will purchase the Notes from us on the Issue Date at purchase prices between $967.50 and $1,000.00 per $1,000 principal amount of Notes, and will pay all or a portion of its underwriting discount of up to $32.50 per $1,000 principal amount of Notes to certain selected broker-dealers as a selling concession. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts and/or eligible institutional investors may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts and/or for an eligible institutional investor may be as low as $967.50 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Pricing Date, which we refer to as the initial estimated value, is $946.80 per $1,000 principal amount of Notes and is less than the public offering price of the Notes. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	March 30, 2026
Issue Date:	April 1, 2026
Maturity Date:*	April 1, 2036
Interest Rate:	For each Interest Period occurring from and including the Issue Date to but excluding April 1, 2027 (the “Fixed Rate Period”): 9.25% per annum
For each Interest Period occurring from and including April 1, 2027 to but excluding the Maturity Date (the “Floating Rate Period”), a per annum rate calculated as follows:
9.25% ×	the actual number of Accrual Days in that Interest Period
the actual number of calendar days in that Interest Period
where an “Accrual Day” means a calendar day for which the Reference Rate is (a) greater than or equal to the Lower Barrier and (b) less than or equal to the Upper Barrier
Lower Barrier:	0.00% per annum
Upper Barrier:	5.00% per annum
Reference Rate:

With respect to any relevant day during the Floating Rate Period, the Reference Rate will be the 10-year constant maturity Treasury (“CMT”) rate, determined as set forth under “Additional Terms of Your Notes—Supplemental Terms of the Notes” in this pricing supplement, for that day, provided that, if any day is not a U.S. Government Securities Business Day, the Reference Rate for that day will be the 10-year CMT rate for the immediately preceding U.S. Government Securities Business Day.

Notwithstanding the foregoing, for each day from and including the fifth U.S. Government Securities Business Day immediately preceding an Interest Payment Date to but excluding that Interest Payment Date, the Reference Rate will be the 10-year CMT rate for the fifth U.S. Government Securities Business Day immediately preceding that Interest Payment Date.

Interest Payment Dates:*	Quarterly, on the 1st calendar day of April, July, October and January of each year, beginning on July 1, 2026 and ending on the Maturity Date. If an Interest Payment Date is not a business day, interest will be paid on the next business day, without adjustment to the end date of the relevant Interest Period, and no additional interest will be paid in respect of the postponement.
Interest Period:	Each period from and including an Interest Payment Date (or, for the first Interest Period, the Issue Date) to but excluding the next following Interest Payment Date
P-2	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate
Payment at Maturity:

If the Notes are not redeemed at our option, we will pay you the principal amount, together with any applicable interest payment, on the Maturity Date.

All payments on the Notes are subject to our credit risk.

Redemption:	The Notes are redeemable at our option, in whole, but not in part, on any Call Date upon 10 business days’ prior written notice. If we redeem the Notes, we will pay you the principal amount, together with any applicable interest payment, on the relevant Call Date. No further payments will be made on the Notes.
Call Dates:*	The Interest Payment Date scheduled to occur on April 1, 2027 and each Interest Payment Date thereafter
Day Count Convention:	30 / 360
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Supplemental Terms of the Notes

Determination of the 10-Year CMT Rate

The 10-year CMT rate on any U.S. Government Securities Business Day is the yield for non-inflation-indexed Treasury securities at “constant maturity” for the 10-year designated maturity as published by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source for that day, as determined by the Calculation Agent in its sole discretion.

If that rate does not appear on the website of the Federal Reserve System Board of Governors, or its successor, or in another recognized electronic source by 5:00 p.m., New York City time, on the first U.S. Government Securities Business Day following the relevant U.S. Government Securities Business Day that is a date of determination, then the 10-year CMT rate for the relevant date of determination will be the yield for Treasury securities at “constant maturity” for the 10-year designated maturity that (a) has been published by the Federal Reserve System Board of Governors or the U.S. Department of the Treasury; and (b) is determined by the Calculation Agent to be comparable to the applicable rate that would otherwise have been published on the website of the Federal Reserve System Board of Governors, or its successor, or in another

P-4	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

recognized electronic source for that date of determination, in each case as determined by the Calculation Agent in its sole discretion. If the 10-year CMT rate cannot be determined as described above, then the Calculation Agent, after consulting such sources as it deems appropriate, will determine the 10-year CMT rate for that date of determination in its sole discretion.

Discontinuance of the 10-Year CMT Rate

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to a relevant day that the 10-year CMT rate has been discontinued or has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 10-year CMT rate for that day a substitute or successor rate that it has determined in its sole discretion to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion to make adjustments to the definitions of business day and interest determination date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the 10-year CMT rate, in a manner that it determines to be consistent with industry-accepted practices for that substitute or successor rate.

If the 10-year CMT rate has been discontinued or has ceased to be published permanently or indefinitely and no substitute or successor rate is chosen by the Calculation Agent as described above, then the Calculation Agent will calculate the 10-year CMT rate on each subsequent date of determination in its sole discretion.

P-5	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

HYPOTHETICAL INTEREST RATES DURING THE FLOATING RATE PERIOD

The table set forth below illustrates the hypothetical per annum Interest Rate for an Interest Period during the Floating Rate Period, based on a hypothetical number of Accrual Days and calendar days in that Interest Period. The table is only for illustrative purposes and may not show the actual Interest Rates applicable to investors during the Floating Rate Period.

Hypothetical Number of Accrual Days	Hypothetical Number of Calendar Days	Hypothetical Per Annum Interest Rate
90	90	9.2500%
75	90	7.7083%
60	90	6.1667%
45	90	4.6250%
30	90	3.0833%
15	90	1.5417%
0	90	0.0000%
P-6	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks not associated with an investment in ordinary fixed to floating rate notes. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	The Notes May Pay a Below-Market Rate or No Interest at All on One or More Interest Payment Dates During the Floating Rate Period — During the Floating Rate Period, interest will accrue on the Notes only on each Accrual Day, which is a calendar day for which the Reference Rate is (a) greater than or equal to the Lower Barrier and (b) less than or equal to the Upper Barrier. If there are no Accrual Days during an Interest Period during the Floating Rate Period, no interest will be payable with respect to that Interest Period. You may not receive any interest payments during the Floating Rate Period. Your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	The Interest Rate on the Notes Will Be Capped — During the Fixed Rate Period, the Notes will bear interest at a fixed rate of 9.25% per annum. During the Floating Rate Period, the Notes will bear interest at a variable rate that will not exceed 9.25% per annum.

•	The Notes Are Subject to the Risk of an Early Redemption — We have the option to redeem the Notes on the Call Dates set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date to the extent that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to the Maturity Date, you may have to re-invest the proceeds in a lower rate environment, and you will not receive any further payments on the Notes.

•	Notes with a Longer Term May Be Riskier than Notes with a Shorter Term — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a security with a shorter tenor. The value of a longer-dated note tends to be more sensitive to rising interest rates than the value of a shorter-dated note. If interest rates rise, the value of a longer-dated note will typically fall faster than the value of a shorter-dated note. You should only purchase the Notes if you are comfortable with owning a security with a longer tenor.

•	10-Year CMT Rate Levels Will Be Unequally Weighted in Determining the Interest Rate for Each Interest Period During the Floating Rate Period — If any day is not a U.S. Government Securities Business Day, the Reference Rate for that day will be the 10-year CMT rate for the immediately preceding U.S. Government Securities Business Day. In addition, for each day from and including the fifth U.S. Government Securities Business Day immediately preceding an Interest Payment Date to but excluding that Interest Payment Date, the Reference Rate will be the 10-year CMT rate for the fifth U.S. Government Securities Business Day immediately preceding that Interest Payment Date. As a result, 10-year CMT rate levels will be unequally weighted in determining the Interest Rate for each Interest Period during the Floating Rate Period. This could reduce the Interest Rate for one or more Interest Periods during the Floating Rate Period if a 10-year CMT rate level referenced for multiple calendar days is below the Lower Barrier or above the Upper Barrier.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any

P-7	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Is Less Than the Public Offering Price — The initial estimated value of the Notes is less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Rate, our credit ratings and financial condition, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Pricing Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do. The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the level of the Reference Rate and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any levels of the Reference Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Reference Rate” below. In making these

P-8	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Reference Rate

•	The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile — Many factors may affect the Reference Rate including, but not limited to:

•	sentiment regarding underlying strength in the U.S. and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policy regarding interest rates;

•	inflation and expectations concerning inflation; and

•	performance of capital markets.

These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market. Additionally, these factors may cause the Reference Rate to be volatile, and volatility of the Reference Rate may adversely affect your return on the Notes.

•	The Reference Rate and the Manner in Which It Is Calculated May Change in the Future — There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation of the Reference Rate could reduce the amount of interest payable on the Notes during the Floating Rate Period.

•	The Reference Rate May Be Determined by the Calculation Agent in Its Sole Discretion or, If It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate — If the 10-year CMT rate is not published on a relevant day, then the Calculation Agent, after consulting such sources as it deems appropriate, will have the discretion to determine the Reference Rate for that day.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant day that the 10-year CMT rate has been discontinued or has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the Reference Rate for that day a substitute or successor rate that it has determined to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion to make adjustments to the definitions of business day and interest determination date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the 10-year CMT rate. If the 10-year CMT rate has been discontinued or has ceased to be published permanently or indefinitely and no substitute or successor rate is chosen by the Calculation Agent, then the Calculation Agent will calculate the 10-year CMT rate on each subsequent date of determination in its sole discretion.

Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to level of the Reference Rate used on the applicable interest determination date, which could adversely affect the return on and the market value of the Notes.

P-9	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

INFORMATION REGARDING THE REFERENCE RATE

The Reference Rate on any date of determination is the constant maturity Treasury rate for a 10-year designated maturity that is published by the Federal Reserve System Board of Governors on that date, as determined by the Calculation Agent. The Reference Rate is subject to the provisions set forth under “Additional Terms of Your Notes—Supplemental Terms of the Notes” in this pricing supplement. The constant maturity Treasury rate for a designated maturity (e.g., 10 years) is intended to be indicative of the bond equivalent yield of a U.S. Treasury security having a remaining term to maturity equivalent to such designated maturity. The constant maturity Treasury rate as of any business day is derived from the daily yield curve of outstanding non-inflation-indexed Treasury securities calculated by the U.S. Department of the Treasury. This yield curve, which relates the yield on a security to its time to maturity, is based on (a) composites of over-the-counter market bid price quotations (not actual transactions) on actively traded Treasury securities reported by leading U.S. government securities dealers, which may include the Calculation Agent or our other affiliates, and (b) an interpolation methodology used to calculate theoretical yields for designated maturities that fall between the remaining terms to maturity of actively traded Treasury securities. The constant maturity Treasury rate for a 10-year designated maturity is the yield that is indicated at the 10-year point on this yield curve. The constant maturity Treasury rate represents a “bond equivalent yield” for a bond that pays semiannual interest, which is expressed on a simple annualized basis. As such, the constant maturity Treasury rate is not an annualized percentage yield, which would include the effect of compounding.

The Federal Reserve System Board of Governors currently publishes the 10-year CMT rate daily on its website. Information contained in the publication page for the 10-year CMT rate is not incorporated by reference in, and should not be considered part of, this pricing supplement.

Historical Information

The following graph sets forth historical levels of the Reference Rate for the period from January 1, 2016 to March 30, 2026. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation.

10-Year CMT Rate

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations,” focusing particularly on the section entitled “—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Variable Rate Debt Instruments.” The following, when read in combination with those sections, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

This discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you.

We intend to treat the Notes for U.S. federal income tax purposes as “variable rate debt instruments,” as described in the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Variable Rate Debt Instruments.” In the opinion of our counsel, which is based on current market conditions and representations provided by us, this treatment of the Notes is reasonable under current law. Under that treatment, all stated interest on the Notes would generally be treated as qualified stated interest and be taxable to a U.S. Holder at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting.

If the Notes were not treated as variable rate debt instruments, they would instead be subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying product supplement entitled “United States Federal Income Tax Considerations―Tax Consequences to U.S. Holders—Notes Treated as Debt Instruments—Notes Treated as Contingent Payment Debt Instruments.” If the Notes were treated as contingent payment debt instruments, (i) a U.S. Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the Notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a note would be treated as ordinary income.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

After the initial offering of the Notes, the public offering price of the Notes may change.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

P-11	RBC Capital Markets, LLC

Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Is Less Than the Public Offering Price” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Norton Rose Fulbright Canada LLP dated December 20, 2023, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Notes offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank,

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Redeemable Fixed to Floating Range Accrual Notes Based on the 10-Year CMT Rate

enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024. References to the “indenture” in this paragraph mean the Indenture as defined in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, as further amended and supplemented by the sixth supplemental indenture dated as of July 23, 2024.

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